EXHIBIT 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Appoints Rayburn to Board of Directors

OMAHA, NEB., November 17, 2014—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, announced today that David B. Rayburn has been appointed to its board of directors for a term which will expire in 2017.

Rayburn, 66, has nearly 40 years of management and manufacturing experience. He is the retired President, CEO and Board Member of Modine Manufacturing (NYSE: MOD), a global manufacturer and marketer of heat exchange systems to OEM and aftermarket customers in the automotive, commercial and building products markets. He served in those roles from 2003 to 2008 and previously held the positions of COO, Executive VP of the Original Equipment Group, VP of the Highway Group and General Manager of the Automotive, Heavy Duty and Industrial Groups dating back to 1991. Prior to Modine, he worked at Rockwell International from 1970 to 1991 and held various positions including Director of Manufacturing, Plant Manager, Manufacturing Engineer, Plant Superintendent, Cost & Budget Supervisor and Process Engineer.

Rayburn currently serves as a director of Twin Disc (NASDAQ: TWIN) a manufacturer of power transmission systems for the marine, energy, and government markets, and chairs the Nominating and Governance Committee. He received a Bachelor of Science in Industrial Engineering from Pennsylvania State University and a Master’s Degree in Business Administration from Xavier University.

“Lindsay’s Corporate Governance & Nominating Committee, in consultation with the full Board, developed a detailed set of skills and attributes it sought in a new director and retained a national search firm to assist it with identifying and evaluating candidates. We are very pleased to have selected Dave from this process,” said Michael N. Christodolou, Lindsay’s chairman. “His strong background in manufacturing, international markets and acquisitions, combined with his corporate governance experiences serving on public company boards, will allow him to make significant contributions to Lindsay’s continued success.”

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At October 10, 2014 Lindsay had approximately 12.2 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.